Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-    ) and related Prospectus of Martek Biosciences Corporation for the registration of debt securities, common stock, preferred stock and warrants and to the incorporation by reference therein of our report dated December 12, 2003, except for Note 19, as to which the date is January 26, 2004, with respect to the consolidated financial statements of Martek Biosciences Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
May 20, 2004